Exhibit 99.1

Flexsteel Announces Third Quarter and Year-To-Date Operating Results

DUBUQUE, Iowa--(BUSINESS WIRE)--April 21, 2009--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported results of operations for its third quarter and fiscal year-to-date ended March 31, 2009.

The Company reported net sales for the quarter ended March 31, 2009 of $73.6 million compared to the prior year quarter of $98.1 million, a decrease of 25.0%. The Company reported a net loss for the current quarter of $1.9 million or $0.28 per share compared to net income of $0.8 million or $0.13 per share in the prior year quarter. During the current quarter the Company recorded pre-tax charges of approximately $1.7 million of inventory write-downs and $0.5 million of employee separation costs due to business conditions. Refer to the table included in supplemental information “Non-GAAP Disclosure” for impact on per share earnings.

Net sales for the nine months ended March 31, 2009 were $249.6 million compared to $305.0 million in the prior year nine-month period, a decrease of 18.2%. The Company reported a net loss for the current nine-month period of $2.3 million or $0.35 per share compared to net income of $3.9 million or $0.59 per share in the prior year period. During the current nine-month period the Company recorded pre-tax charges of approximately $2.4 million related to facility consolidation and employee separation costs and the aforementioned $1.7 million inventory write-down. Refer to the table included in supplemental information “Non-GAAP Disclosure” for impact on per share earnings.

For the quarter ended March 31, 2009, residential net sales were $53.6 million, compared to $60.9 million, a decrease of 11.9% from the prior year quarter. Recreational vehicle net sales were $2.5 million for the quarter ended March 31, 2009, compared to $14.0 million in the prior year quarter, a decrease of 82.0%. Commercial net sales were $17.5 million for the quarter ended March 31, 2009, compared to $23.2 million in the prior year quarter, a decrease of 24.9%.

For the nine months ended March 31, 2009, residential net sales were $173.7 million, compared to $191.2 million, a decrease of 9.1% from the nine months ended March 31, 2008. Recreational vehicle net sales were $13.4 million for the nine months ended March 31, 2009, a decrease of 70.0% from net sales of $44.5 million for the nine months ended March 31, 2008. Commercial net sales were $62.5 million for the nine months ended March 31, 2009, a decrease of 9.9% from net sales of $69.3 million for the nine months ended March 31, 2008.

Gross margin for the quarter ended March 31, 2009 was 16.5% compared to 18.4% in the prior year quarter. The decrease in gross margin percentage for the quarter is primarily due to $1.7 million (2.2% of net sales) adjustment to realizable value on inventory due to business conditions primarily related to vehicle seating. For the nine months ended March 31, 2009, the gross margin was 18.2% compared to 19.6% for the prior year nine-month period. The decrease in gross margin percentage for the nine-month period is primarily due to under-utilization of capacity on significantly lower sales volume and the aforementioned $1.7 million adjustment to realizable value on inventory.

Selling, general and administrative expenses were 19.6% and 16.8% of net sales for the quarters ended March 31, 2009 and 2008, respectively. This percentage increase is due to under-absorption of fixed costs on the lower sales volume and an increase in bad debt expense of approximately $0.3 million. For the nine months ended March 31, 2009 and 2008, selling, general and administrative expenses were 18.7% and 17.3%, respectively. This percentage increase is due to under-absorption of fixed costs on the lower sales volume and an increase in bad debt expense of approximately $0.7 million.

Working capital (current assets less current liabilities) at March 31, 2009 was $87.8 million. Significant changes in working capital from June 30, 2008 to March 31, 2009 included decreased accounts receivable of $11.6 million, decreased inventory of $9.1 million and decreased accounts payable of $3.8 million. The decrease in receivables is related to lower shipment volume, as well as the timing of shipments to customers and the related payment terms. Inventory decreased $7.4 million due to lower forecasted customer requirements and $1.7 million due to write-downs related to current business environment primarily in vehicle seating applications. The decrease in accounts payable relates to reduced purchase volume based on current demand.

Net cash provided by operating activities was $12.9 million for the nine months ended March 31, 2009. Cash from operating activities was used primarily to reduce borrowing by $12.0 million and pay dividends of $2.0 million. Capital expenditures were $0.9 million during the first nine months of fiscal year 2009. Depreciation and amortization expense was $2.8 million and $3.4 million for the nine-month periods ended March 31, 2009 and 2008, respectively. The Company expects that capital expenditures will be less than $0.5 million for the remainder of fiscal year 2009. The Company believes that existing credit facilities are adequate for its capital requirements for the remainder of fiscal year 2009.

All earnings per share amounts are on a diluted basis.

Outlook

The consolidation of manufacturing operations that the Company announced on September 10, 2008 was substantially completed as of December 31, 2008. However, workforce reductions have taken place at other facilities as we continue to adjust operations to bring production capacity in line with current and expected demand for our products. Company wide employment has been reduced approximately 30% over the past year.

Demand for our products is dependent on factors such as consumer confidence, affordable housing, reasonably attainable financing and an economy with low levels of unemployment and high levels of disposable income. These factors are all currently in poor positions, and indications are that they will remain that way in the near-term. We are not anticipating significant improvements in market conditions at this time, and are managing our business on that basis.

While we expect that current business conditions will persist for the remainder of calendar year 2009, we remain optimistic that our strategy of a wide range of quality product offerings and price points to the residential, recreational vehicle and commercial markets combined with our conservative approach to business will be rewarded over the longer-term.

Analysts Conference Call

We will host a conference call for analysts Wednesday, April 22, 2009, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 88565185. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID# 88565185.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,379,687	$2,841,323
Investments	--	1,160,066
Trade receivables, net	32,176,888	43,783,224
Inventories	76,699,397	85,791,400
Other	8,165,130	7,063,634
Total current assets	119,421,102	140,639,647

NONCURRENT ASSETS:
Property, plant, and equipment, net	23,885,251	26,372,392
Other assets	11,794,906	12,894,179

TOTAL	$155,101,259	$179,906,218

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$10,765,295	$14,580,275
Notes payable and current maturities of long-term debt	4,000,000	5,142,945
Accrued liabilities	16,811,901	19,996,315
Total current liabilities	31,577,196	39,719,535

LONG-TERM LIABILITIES:
Long-term debt	10,000,000	20,810,597
Other long-term liabilities	6,361,702	6,623,699
Total liabilities	47,938,898	67,153,831

SHAREHOLDERS’ EQUITY	107,162,361	112,752,387

TOTAL	$155,101,259	$179,906,218

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
NET SALES	$73,626,704	$98,138,372	$249,593,317	$305,024,720
COST OF GOODS SOLD	(61,458,764)	(80,119,291)	(204,157,953)	(245,172,530)
GROSS MARGIN	12,167,940	18,019,081	45,435,364	59,852,190
SELLING, GENERAL AND ADMINISTRATIVE	(14,459,001)	(16,486,183)	(46,622,292)	(52,867,477)
FACILITY CONSOLIDATION AND OTHER CHARGES	(528,998)	--	(2,381,195)	--
OPERATING (LOSS) INCOME	(2,820,059)	1,532,898	(3,568,123)	6,984,713
OTHER INCOME (EXPENSE):
Interest and other income	76,442	108,361	688,985	329,323
Interest expense	(190,810)	(341,728)	(748,667)	(1,183,678)
Total	(114,368)	(233,367)	(59,682)	(854,355)
(LOSS) INCOME BEFORE INCOME TAXES	(2,934,427)	1,299,531	(3,627,805)	6,130,358
INCOME TAX BENEFIT (PROVISION)	1,080,000	(450,000)	1,320,000	(2,230,000)
NET (LOSS) INCOME	$(1,854,427)	$849,531	$(2,307,805)	$3,900,358
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,575,633	6,575,633	6,575,633	6,573,454
Diluted	6,575,633	6,615,678	6,575,633	6,612,010
(LOSS) EARNINGS PER SHARE OF COMMON STOCK:
Basic	$(0.28)	$0.13	$(0.35)	$0.59
Diluted	$(0.28)	$0.13	$(0.35)	$0.59
SUPPLEMENTAL INFORMATION
NON-GAAP DISCLOSURE (UNAUDITED)

Investors should consider the foregoing non-GAAP net (loss) income financial measure in addition to, and not as a substitute for, the GAAP net loss financial measure.  See the following table for a reconciliation of the non-GAAP net (loss)
 income financial measure to the GAAP net loss financial measure (in millions, except per share data).

	March 31, 2009
	Three Months Ended	Nine Months Ended
Pre-tax GAAP net loss	$(2.9)	$(3.6)
Adjustments to reconcile net (loss) income:
Facility consolidation and other charges	(0.5)	(2.4)
Inventory write-downs	(1.7)	(1.7)
Pre-tax NON-GAAP net (loss) income	$(0.7)	$0.5
Tax benefit (expense)	0.2	(0.2)
After tax NON-GAAP net (loss) income	$(0.5)	$0.3

After tax NON-GAAP net (loss) income per share; basic and diluted	$(0.07)	$0.04

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	March 31,
	2009	2008
OPERATING ACTIVITIES:
Net (loss) income	$(2,307,805)	$3,900,358
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,846,232	3,404,290
Gain on disposition of capital assets	(227,252)	(43,301)
Gain on sale of investments	(462,473)	--
Stock-based compensation expense	114,000	186,000
Impairment of long-lived assets	137,638	--
Deferred income taxes	(335,770)	240,301
Changes in operating assets and liabilities	13,184,964	3,726,559
Net cash provided by operating activities	12,949,534	11,414,207

INVESTING ACTIVITIES:
Net sales of investments	842,825	111,754
Proceeds from sale of capital assets	651,359	63,022
Capital expenditures	(913,366)	(998,895)
Net cash provided by (used in) investing activities	580,818	(824,119)

FINANCING ACTIVITIES:
Net payment of borrowings	(11,953,542)	(5,902,066)
Dividends paid	(2,038,446)	(2,563,046)
Proceeds from issuance of common stock	--	61,706
Net cash used in financing activities	(13,991,988)	(8,403,406)

(Decrease) increase in cash and cash equivalents	(461,636)	2,186,682
Cash and cash equivalents at beginning of period	2,841,323	900,326
Cash and cash equivalents at end of period	$2,379,687	$3,087,008

CONTACT:
Flexsteel Industries, Inc., Dubuque
Timothy E. Hall, Chief Financial Officer, 563-585-8392